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                         AGREEMENT AND PLAN OF MERGER
                    INTERNET STOCK MARKET RESOURCES, INC.
                     (A Delaware Corporation - Survivor)
                                     and
                         INTERNET STOCK MARKET CORP.
                    (A Florida Corporation - Non Survivor)

     THIS AGREEMENT AND PLAN OF MERGER, dated and effective as of September 1, 1998 between Internet Stock Market Resources, Inc., an entity incorporated in the State of Delaware, ("Survivor"), hereinafter referred to as I-DEL, and Internet Stock Market Corp., an entity incorporated in the State of Florida, ("Non-Survivor"), hereinafter referred to as I-FLA; Survivor and Non-Survivor corporations may collectively be referred to as the "component corporations."
     WHEREAS, the Board of Directors of each component corporation deems it advisable for the benefit of the component corporations and their respective shareholders, that the component corporations merge into a single corporation pursuant to this Agreement and the applicable laws of the State of Delaware; and
     WHEREAS, the component corporations desire to adopt this Agreement as a plan of reorganization and to consummate the merger in accordance with the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986: and
     WHEREAS, the Survivor and Non-Survivor have entered into this agreement voluntarily and with the consent and authorization of their respective Board of Directors and majority consent of its shareholders;
     NOW, THEREFORE, the component corporations agree that the Survivor shall merge with the Non Survivor as the surviving corporation in accordance with the applicable laws of the State of Delaware, that the name of the surviving corporation shall be INTERNET STOCK MARKET RESOURCES, INC., (which in its capacity as the surviving corporation shall hereinafter be referred to as I-DEL or "Surviving Corporation"), that the Agreement and Plan of Merger shall be the governing document overseeing every and all aspects of this merger and that the terms and conditions of the Merger and the mode of carrying it into effect shall be as follows:

                                  SECTION I:
                                EFFECTIVE DATE
     The merger provided for in this Agreement shall become effective upon the completion of the following requirements: Adoption of this Agreement by the Board of Directors of the component corporations as provided by the By-laws of the component corporations, which provides that the Board of Directors can act on behalf of their respective corporations by the majority consent of its shareholders, and pursuant to the laws of the State of Delaware; execution and filing of the Certificate of Merger and Articles of Merger as required by the laws of the State of Delaware with the Secretary of State of Delaware.

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     The component corporations shall agree upon the date (hereinafter
"Effective Date") on which the Certificate of Merger and the Articles of Merger shall be filed with the Secretary of State of the State of Delaware. The filing of these documents necessary to effect a merger of the component corporations shall be filed after the approval of this Agreement and Plan of Merger by the component corporation's Board of Directors. The Board of Directors of the component corporations have deemed the effective date to be September 1, 1998.

                                  SECTION II.
                                 GOVERNING LAW
     The surviving corporation shall be governed by the laws of the State of Delaware.

                                 SECTION III.
                          ARTICLES OF INCORPORATION
     The Articles of Incorporation of the Survivor shall remain the same with the State of Delaware from the Effective Date.

                                  SECTION IV.
                                    BY-LAWS
     The existing Bylaws of the Surviving Corporation shall remain the same after the Effective Date.

                                  SECTION V.
                 MANNER OF COMPENSATION AND CONVERTING SHARES
     5.1 Compensation and Conversion of Shares. The compensation paid to the: shareholders of the Non-Survivor (pv $.001) for the business owned by the Non-Survivor's shareholders is $1,000,000 in cash and 2,000,000 restricted common shares of stock of the Survivor. The mode of carrying the merger into effect and the manner of converting the shares of the Survivor and Non-Survivor into shares of the Surviving Corporation are a11 follows:
     Each share of common stock of the Non-Survivor (Non-Survivor Common Stock)which is issued and outstanding on the Effective Date, specifically 1,000 shares of common stock, will be converted into 2,000 common shares of stock of the Survivor corporation by virtue of the merger and without any action on the part of the holder thereof. Each certificate evidencing ownership of shares of Survivor common Stock issued and outstanding on the Effective Date or held by Survivor in its treasury shall continue to evidence ownership of the same number of shares of Survivor Common Stock.
     5.2 Exchange of Certificates. Within a reasonable period of time after the Effective Date each holder of an outstanding certificate or certificates theretofore representing shares of the Survivor and the Non-Survivor shall surrender same to the Survivor's Transfer Agent, OTC Stock Transfer, Inc., 231 East 2100 South, Salt Lake City, Utah 84115. Each

                                     (2)
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holder shall receive a new certificate for the exchange of 1 for 2,000 shares in the component corporations as converted into the Survivor.
     5.3 Fractional Shares. Fractional shares of the Survivor common stock shall be rounded up to the next digit.
     5.4 Unexchanged Certificates. Until surrendered, each outstanding certificate in the Survivor and the Non-Survivor shall be represented on the Survivor's Corporate Shareholder List and be deemed to be valid and as evidence of ownership until exchanged.

                                  SECTION VI.
                        BOARD OF DIRECTORS AND OFFICERS
     The Surviving Corporation shall on the Effective Date have between three to five members of the Board of Directors and may increase the Board of Directors to seven members at their discretion. The Board of Directors of the Surviving corporation shall remain the same as of the Effective Date.

                                  SECTION VII.
                              EFFECT OF THE MERGER
     On the Effective Date, the separate existence of the Non Survivor shall cease except insofar as continued by statute and it: shall be merged with and into the Surviving Corporation. All of the property, real, personal and mixed of each of the component corporations, and all debts due to either of them, shall be transferred to and vested in the Surviving corporation., without further act or deed. The Surviving corporation shall thenceforth be responsible and liable for all the liabilities and obligations; any legal claim or judgement against either of the component corporations may be enforced against the Surviving corporation.

                                 SECTION VIII.
                           APPROVAL OF SHAREHOLDERS
     The By-laws of each of the component corporations provides that majority consent, represented by the polling of the shareholders (fifty percent or greater), empowers the Board of Directors to act on behalf of the shareholders of the respective corporations. Therefore, the Board of Directors must have approval of at least fifty percent of their respective shareholder to cause this merger.

                                  SECTION IX.
                 REPRESENTATIONS AND WARRANTIES OF NON-SURVIVOR
Non-Survivor represents and warrants that:

                                     (3)
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     9.1 Corporate Organization. Non-Survivor is a corporation duly organized, validly existing under the laws of the State of Florida, and is qualified to do business in its jurisdiction.
     9.2 Capitalization. Non-Survivor's authorized capital stock consists of 1,000 common shares, with a par value of $.001.
     9.3 Subsidiaries. The Non-Survivor has no subsidiaries.
     9.4 Financial Position. The Non-Survivor represents that it has no liabilities, actual, contemplated or threatened, other than disclosed to the Survivor, as of the Effective Date of this Merger.
     9.5 Absence of Certain Changes. The Non-Survivor hereby represents and warrants that there has been no material adverse change in the business or financial position of the Non-Survivor as of the Effective Date of this Merger.
     9.6 Litigation, etc. The Non-Survivor hereby represents and warrants that it has no legal action, actual, contemplated or threatened as of the Effective Date of this Merger.
     9.7 Contracts. Except as heretofore disclosed in writing by Non-Survivor and Survivor, the Non-Survivor is not a party to any material contract which is to be performed in whole or in part at or after the Effective Date of this Agreement.
     9.8 No Violation. Consummation of the merger will not constitute or result in a breach or default under any provision or any charter, bylaw, indenture, mortgage, lease or agreement, or any order. judgement, decree, law or regulation known to the- Non-Survivor.
     9.9 Authorization. Execution of this Agreement has been duly authorized and approved by Non-Survivor's Board of Directors.

                                   SECTION X.
                    REPRESENTATIONS AND WARRANTIES OF SURVIVOR
Survivor represents and warrants that:
     10.1 Corporate Organization. Survivor is a corporation duly organized and valid1y existing under the laws of the State of Delaware and is qualified to conduct business and upon the Effective Date of this Agreement will merge with the Florida corporation.
     10.2 Capitalization. As of the Effective Date of this Merger, Survivor's authorized capital is 50,000,000 common shares of stock, $.0001 par value-. 1,000,000 preferred shares of stock which shall have- a par -value of $.01, by Amendment to the Articles of Incorporation. As of Effective Date of the Merger, there are 7,478,001 common shares issued and outstanding or due to be issued-, no preferred shares issued and outstanding.
     10.3 Subsidiaries. As of the Effective Date of this Merger, there are no Subsidiaries of the Survivor.
     10.4 Financial Position. As of the Effective Date of this Merger the Survivor is a publicly-held company in the process of completing a private placement financing to facilitate the operation of the business of the Non-Survivor. The Survivor has no liabilities other than as disclosed to the Non-Survivor.
     10.5 Absence of Certain Changes. The Survivor hereby represents and warrants that there has been no material change in the business of the Survivor as of the Effective Date.
     10.6 Litigation. The Survivor hereby represents and warrants that there is no legal action filed, contemplated or threatened as of the Effective Date of this Merger.
     10.7 Contracts. Except as heretofore disclosed in writing by the Survivor the Non-Survivor, Survivor is not a party to any material contract which is to be performed in whole or in part at or after the Effective Date of the Merger.

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     10.8 No Violation. Consummation of this Merger will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease or agreement or any order, judgement, decree, law or regulation known to the Survivor.
     10.9 Authorization. Execution of this Agreement has been duly authorized and approved by the Survivor's Board of Directors.

                                 SECTION XI.
       CONDUCT OF SURVIVOR AND NON-SURVIVOR PENDING THE EFFECTIVE DATE
The conduct of the Survivor and Non-Survivor are as follows:
     11.1 Certificate of Incorporation and Bylaws: The Survivor shall be known as INTERNET STOCK MARKET RESOURCES, INC., a Delaware Corporation
     11.2 Capitalization. etc: The Survivor shall have the share capital structure of a total 51,000,000 shares; 50,000,000 common shares authorized, par value of $.0001; 1,000,000 preferred shares at a par value of $.01.
   11.3 Shareholder's Meeting: As of the Effective Date there has been no date set for a Shareholder's Meeting.

                                 SECTION XII.
                       DESIGNATION OF AGENT FOR SERVICE
     As of the Effective Date of the Merger, the Survivor Corporation hereby appoints the Survivor's Corporate Secretary to accept service of process in any action, suit or proceeding for this enforcement of any obligations of Non-Survivor. The Survivor shall be governed by the laws of the State of Delaware.

                                SECTION XIII.
                                   ACCESS
     From the date hereof to the Effective Date, Survivor and Non-Survivor shall provide each other with such information and permit each other's Officers and Directors such access as may be needed to complete the Agreement and Plan of Merger.

                                 SECTION XIV.
                                 TERMINATION
     This Agreement may not be terminated unless by mutual written consent, executed by both parties, prior to the Effective Date of the Merger.

                                     (5)
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                                 SECTION XV.
                             GENERAL PROVISIONS
     15.1 Further Assurance. At any time, and from time to time, after the Effective Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect any information as deemed necessary to carry out the intent and purposes of this Agreement and Plan of Merger.
     15.2 Waiver. Any failure on the part of either party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.
     15.3 Brokers. Except as otherwise disclosed, each party represents to the other party that no broker or finder has acted for it in connection with this Agreement and Plan of Merger; and agrees to indemnify and hold harmless the other party against any fee, loss or expense arising out of claims by brokers or finders employed or alleged to have been employed by either party.
     15.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given in person or sent via courier or first class mail to:
                  Survivor, prior to the Effective date at:
                          405 Central Avenue, Fifth Floor
                          St. Petersburg, Florida 33174
                 Non Survivor:
                          1333 Snell Island Boulevard
                          St. Petersburg, Florida 33704
     15.5 Entire Agreement. This Agreement constitutes the entire agreement, between the parties and supersedes and cancels any other agreement, representations, or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.
     15.6 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.
     15.7 Assignment. This Agreement shall inure to the benefit of, and binding upon, the parties hereto and their successors and assigns, provided, however, that any assignment by either party or its rights under this Agreement without the consent of the other party shall be void.
     15.8 Counterparts. This Agreement may be executed simultaneously in two or more, counterparts, each of which shall be deemed an original, but all of which together shall constitutes one and the same instruments.

Non-Survivor (I-FLA)                     Survivor (I-DEL):

/s/ Anastasios Kyriakides,               /s/ John P. Bramis
--------------------------               -------------------------
by Anastasios Kyriakides, President      by John P. Bramis,
President, Internet Stock Market Corp.   Internet Stock Market Resources, Inc.

                                     (6)